EXHIBIT 8.1

                      [SILVER FREEDMAN & TAFF LETTERHEAD]


                                                   May 13, 1997

Boards of Directors
Montgomery Savings, A Federal Association
Montgomery Financial Corporation
119 East Main Street
Crawfordsville, IN  47933

Gentlemen:

         In accordance with your request, set forth hereinbelow is this firm's opinion relating to the federal income tax consequences which will result from the two integrated transactions described below. Our opinions herein are limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as stated herein.

         Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan).

The Proposed Transactions

         Based upon our review of the Plan, we understand that the relevant facts are as follows.

         On August 11, 1995, Montgomery Savings Association, A Federal Association, a federally-chartered mutual savings association (the
"Association"), reorganized into the mutual holding company form of organization. To accomplish this transaction, the Association organized a federally-chartered, stock savings association as a wholly-owned subsidiary (the "Savings Association"). The Association then transferred substantially all of its assets and liabilities to the Savings Association in exchange for 600,000 shares of the common stock of Savings Association (the "Savings Association Common Stock"), and reorganized itself into a federally-chartered mutual holding company known as Montgomery Mutual Holding Company (the "MHC"). In connection with the foregoing transaction, the Savings Association simultaneously sold 250,000 shares of Savings Association Common Stock to depositors of the

Board of Directors
May 13, 1997
Page 2

Savings Association, employee stock benefit plans of the Savings Association, directors, officers and employees of the Savings Association and members of the general public. As of the date hereof, the MHC and the other stockholders ("Public Stockholders") own an aggregate of 70.6% and 29.4%, respectively, of the outstanding Savings Association Common Stock.

        The reorganization of Association into the mutual holding company form of organization, and the sale of Savings Association Common Stock are sometimes hereinafter collectively referred to as the "MHC Transaction."

        At the present time, two transactions are being undertaken. The first transaction, which is sometimes hereafter referred to as "Merger 1," is the conversion of the MHC from the mutual form of organization to a federal interim stock savings bank ("Interim") and the simultaneous merger of Interim with and into the Savings Association. The second transaction, which is sometimes hereafter referred to as "Merger 2," is the acquisition of the Savings
Association by the Holding Company by means of the merger of the Savings Association with a federal interim stock savings institution (the "Interim Savings Association"), which will be organized as a wholly-owned subsidiary of the Holding Company. Merger 1 and Merger 2 are sometimes hereinafter collectively referred to as the "Conversion."

        Merger 1 and Merger 2 are being accomplished pursuant to the Plan. The Plan complies in all material respects with the provisions of Subpart A of 12 C.F.R. Part 563b, which sets forth the regulations promulgated by the Office of Thrift Supervision ("OTS") with respect to conversions of mutual institutions to stock form. The Plan also complies in all material respects with the provisions of 12 C.F.R. Section 575.12(a), which is the OTS regulation governing the conversion of mutual holding companies to stock form. Because the proposed transaction involves two mergers, the Plan also includes two related plans of merger with language that complies in all material respects with 12 C.F.R.
Section 552.13, which is the OTS regulation governing mergers involving federal stock associations.

         In Merger 1, a liquidation account is being established by the Savings Association for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Pursuant to Section 17 of the Plan, the initial balance of the liquidation account will equal the amount of any dividends waived by the MHC plus the greater of (1) $6,641,994, which is equal to 100% of the retained earnings of Association as of March 31, 1995, the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of the MHC, or (2) 70.6% of the Savings Association's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus to be utilized in the Conversion. The $6,641,994 is the amount that the liquidation account would have been if the MHC Transaction had been a standard conversion not involving a mutual holding company.

Board of Directors
May 13, 1997
Page 3

Under the above formula, the initial balance of the liquidation account will be at least $6,641,994. At March 31, 1997, the total stockholders' equity of the Savings Association amounted to $9,203,869, of which 72.2% equaled $6,641,994. Upon consummation of Merger 1, the shares of Savings Association Common Stock held by the MHC will be canceled.

         Upon consummation of Merger 2 (the "Effective Date"), all of the then outstanding shares of Savings Association Common Stock held by the Public Stockholders will be converted into and become shares of common stock of the Holding Company at the Exchange Ratio (the "Exchange Shares"). The common stock of the Interim Savings Association owned by the Holding Company prior to Merger 2 shall be converted into and become shares of common stock of the Savings Association on the Effective Date. The Holding Company Common Stock held by the Savings Association immediately prior to Merger 2 shall be canceled on the Effective Date. Immediately following Merger 2, Conversion Stock will be sold pursuant to the Offerings. The stockholders of the Holding Company will be the Public Stockholders, plus those persons who purchase Conversion Stock. Nontransferable rights to subscribe for Conversion Stock shall be granted in the priorities set forth in the Plan (the "Subscription Rights").

        Upon the Effective Date, Interim Savings Association will be merged with and into the Savings Association and Interim Savings Association shall cease to exist as a legal entity. As a result, the Holding Company will be a publicly held corporation, will register its common stock ("Holding Company Common Stock") under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Savings Association will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to Merger 2.

Analysis

        Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as Merger 1 and Merger 2. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as Merger 2, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Holding Company) which before the merger was in control of the merged corporation is used in the transaction if:

         (i) after the transaction, the corporation surviving the merger [the Savings Association] holds substantially all of its properties and the properties of the merged corporation [Interim Savings Association] (other than common stock of the controlling corporation [the Holding Company] distributed in the transaction); and

Board of Directors
May 13, 1997
Page 4

         (ii) in the transaction, former stockholders of the surviving corporation [the Savings Association's stockholders] exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

         Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan provides that Mergers 1 and 2 will be accomplished in accordance with applicable federal law.

         Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that Merger 1 and Merger 2 satisfy the business purpose test for the reasons set forth in the Prospectus under the caption "The Conversion and Reorganization - Purposes of the Conversion and Reorganization." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied since the Plan provides that the business conducted by the Savings Association prior to Merger 1 and Merger 2 will be unaffected by the transactions.

     The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir.
1951), cert. denied, 342 U.S. 860 (1951). We believe that Merger 1 satisfies the continuity of interest doctrine based upon the private letter rulings ("PLRs") issued by the IRS in substantially identical transactions as the Conversion and based upon the information set forth in the Registration Statement. See e.g., PLRs 9510044 and 9437020. Specifically, the IRS has ruled in substantially identical transactions that:

         (1) The exchange of the members' equity interests in the MHC for interests in a liquidation account established at the Savings Association in Merger 1 will not violate the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

Board of Directors
May 13, 1997
Page 5

         (2) Interests in the liquidation account established at the Savings Association, and the shares of Savings Association Common Stock held by the MHC prior to consummation of Merger 1, will be disregarded for the purpose of determining that an amount of stock in the Savings
         Association which constitutes "control" of such corporation was acquired by the Holding Company in exchange for shares of Holding Company Common Stock pursuant to Merger 2.

         (3) The exchange of shares of Holding Company Common Stock for the shares of the Savings Association Common Stock in Merger 2, following consummation of Merger 1, will satisfy the continuity of interest requirement of Section 1.368- 1 (b) of the Income Tax Regulations in Merger 2.

         Accordingly, we also believe that Merger 2 satisfies the continuity of interest doctrine because those persons who are the Savings Association's stockholders following Merger 1 will receive only Exchange Shares for their shares of Savings Association Common Stock. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of Merger 1 and Merger 2 as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan and the Prospectus.

           Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Savings Association, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Holding Company. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as cash received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, such as cash received in lieu of fractional shares, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(l) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

         Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as the Interim Savings Association which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Plan. Section 362 of the Code provides that if property is acquired by a corporation such as the Savings Association in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a

Board of Directors
May 13, 1997
Page 6

corporation such as the Savings Association will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as the Holding Company, on the receipt of property in exchange for common stock.

Opinions

         In connection with the opinions expressed herein below, we have relied upon the assumption that the representations required for advance rulings outlined in Rev. Proc. 86-42, 1986-2C.B. 722, are true and correct as it applies to the Conversion.

         Based on the foregoing assumptions and the description of Merger 1 and Merger 2, and the representations which have been made to us which are in substantial conformity with the and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if Merger 1 was to be consummated as described above as of the date hereof, then:

         1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. No gain or loss will be recognized by the Savings Association upon the receipt of the assets of the MHC in Merger 1.

         In addition, we are of the opinion that, if Merger 2 was to be consummated as described above as of the date hereof, then:

         1. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A) because Holding Company Common Stock will be conveyed to the Savings Association's stockholders in exchange for their Savings Association Common Stock.

         2. No  gain  or  loss  will  be  recognized   by  the  Interim  Savings
Association upon the transfer of its assets to the Savings Association.

         3. No gain or loss will be recognized by the Savings Association upon the receipt of the assets of Interim Savings Association.

Board of Directors
May 13, 1997
Page 7

         4. No gain or loss will be recognized by the Holding Company on Savings Association upon the exchange of Exchange Shares for Savings Association Common Stock.

         5. No gain or loss will be recognized by the Public Stockholders upon the receipt of the Exchange Shares solely in exchange for their shares of Savings Association Common Stock.

         6. The basis of the Exchange Shares to be received by the Public Stockholders will be the same as the basis of the Savings Association Common Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

         7. The holding period of the Exchange Shares to be received by the Public Stockholders will include the holding period of the Savings Association Common Stock, provided that the Savings Association Common Stock was held as a capital asset on the date of the exchange.

         8. No gain or loss will be recognized by the Holding Company upon the sale of Conversion Stock in the Offerings.

         9. Eligible Account Holders and Supplemental Eligible Account Holders will realize gain, if any, upon the constructive issuance to them of Subscription Rights and/or interests in the liquidation account of Savings Association. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached by Keller & Company in its written opinion to Savings Association dated April 2, 1997 ("the Appraiser's Opinion") that the Subscription Rights have no value at the time of distribution or exercise and our reliance thereon, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code.) See Paulsen v. Commissioner, 469 U.S. 131,139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Savings Association upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Conversion Stock at fair market value; (b) no taxable income will be realized by the depositors of Savings Association as a result of the exercise or lapse of the Subscription Rights to purchase Conversion Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and
(c) no taxable income will be realized by Savings Association, or Holding Company on the issuance or distribution of Subscription Rights to depositors of Savings Association to purchase shares of Conversion Stock at fair market value. (Section 311 of the Code.)

Board of Directors
May 13, 1997
Page 8
                  Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Savings Association may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

         10. The tax basis to the holders of the Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Offerings if purchased through the exercise of Subscription Rights. If purchased in the Community Offering or Syndicated Community Offering, the holding period for such stock will begin on the day after the date of purchase.

         Our opinions set forth herein are based upon the descriptions of Merger 1 and Merger 2, as set forth in the Prospectus and upon the factual matters set forth in the Plan. If the actual facts relating to any aspect of Merger 1 or Merger 2 differ from such description in any material respect, the opinions expressed herein may become inapplicable. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.

         We hereby consent to the references to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                     Very truly yours,

                                     /s/ Barry P. Taff, P.C.

                                     SILVER, FREEDMAN & TAFF, L.L.P.